EXHIBIT 23

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS’ CONSENT

We consent to the incorporation by reference in Registration Statements No. 333-46936 and 333-7694 of Nautilus, Inc (formerly The Nautilus Group, Inc.) on Form S-8 of our report dated June 28, 2005, appearing in this Annual Report on Form 11-K of Nautilus, Inc. 401(k) Savings Plan for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

Portland, Oregon

June 28, 2005